Exhibit 10.6

Teton Energy Corporation 2005 Long-Term Incentive Plan

2005 Performance Share Unit Award Agreement

You have been selected to be a Participant in the Teton Energy Corporation 2005 Long-Term Incentive Plan (the “Plan”), as specified below:

Participant:

Date of Award:                July     , 2005

Target Number of Performance Share Units Awarded:                                                        Base Units;              Stretch Target Units

Performance Period:                              1 January 2005 to 31 December 2007

Performance Measure:                  Production (MCF), Management Efficiency and Effectiveness (“Management E&E”), Reserves (bcf), Finding and Development/Exploration Costs (“F&D/Exploration”), and the price of the Company’s common stock (the “Performance Measures”).  The Performance Measures are consolidated into a composite measure based on the relative weighting of each component as a percentage of 100%.  Performance measures are based on the attainment of one, two, and three year objectives.

THIS AWARD AGREEMENT, effective as of the Date of Award set forth above, represents the award of Performance Share Units by Teton Energy Corporation, a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan, which is attached as Exhibit A, and pursuant to the Plan Administration document (the “Plan Administration”), which is attached as Exhibit B.

The Plan and the Plan Administration provide a complete description of the terms and conditions governing Performance Share Units.  If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement.  All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.  In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.  Employment by the Company.  The Performance Share Units granted hereunder are awarded on the condition that the Participant remains employed by the Company from the Date of Award through the end of the Performance Period, as specified above.  However, neither such condition nor the award of the Performance Share Units shall impose upon the Company any obligation to retain the Participant in its employ for any given period or upon any specific terms of employment.

2.  Earning Performance Share Units.  Subject to the terms of the Plan and this Award Agreement, the Participant shall be entitled to receive payment of the number and value of Performance Share Units earned by the Participant over the Performance Period, where the number of Performance Share Units is determined as a function of the extent to which the corresponding performance goals have been achieved.

3.  Performance Measures.  The Performance Measures under this Award Agreement shall be based on a combination of Production (MCF), Management Efficiency and Effectiveness (“Management E&E”), Reserves (bcf), Finding and Development/Exploration Costs (“F&D/Exploration”), and the price of the Company’s common stock.  The Performance Measures are consolidated into a composite measure based on the relative weighting of each component as a percentage of 100%.  Performance measures are based on the attainment of one, two, and three year objectives.

Achievement of the following targets in 2005, 2006, and 2007 will entitle the Participant to payment of the Target Number of Performance Share Units Awarded as set forth above, subject to other provisions of the Plan and this Award Agreement:

Base Performance Targets

	2005	2006	2007

Composite Measurement	100.00	271.31	397.30

Achievement of the following targets in 2005, 2006, and 2007 shall entitle the Participant to payment of 200% of the Target Number of Performance Share Units Awarded:

Stretch Performance Targets

	2005	2006	2007

Composite Measurement	119.66	410.42	628.52

Achievement of the following targets in 2005, 2006, and 2007 shall entitle the Participant to payment of 50% of the Target Number of Performance Share Units Awarded:

Below Base Performance Targets

	2005	2006	2007

Composite Measurement	84.17	203.29	292.98

Achievement of less than the aforementioned targets shall result in no payment of Performance Share Units to the Participant under this Award Agreement.

Achievement of results between Performance Targets identified above shall entitle the Participant to payment of the number of Performance Share Units interpolated according to a performance achievement function defined by the foregoing achievement levels, and as reflected on the graphs attached hereto.  Such interpolation shall be made by the Committee in its sole discretion and shall be binding.

In the event that the Base Performance Targets for 2005 are achieved, 20% of the Target Performance Share Units shall vest and be paid out to the Participant.  In the event that the Base Performance Targets for 2006 are achieved, 30% of the Target Performance Share Units shall vest and be paid out to the Participant.  In the event that the Base Performance Targets for 2007 are achieved, the balance or 50% of the Target Performance Shares Units shall vest and be paid out to the Participant.  In the event that the Stretch Performance Targets are achieved in any Performance Period, then any applicable vesting and payout shall be multiplied times a factor of two (2). In the event that only the Below Base Targets are achieved, then any Target Performance Share Units that would otherwise be due shall be multiplied by a factor of 50% (.5).  Attainment of objectives between these measurements shall be multiplied by a factor based on the interpolation by the Committee as provided above.  In the event that there is no payout or vesting in any given year, such Performance Share Units shall be forfeited and available for future grants pursuant to new performance targets.  Stretch targets, if achieved, will be paid out according to the same schedule.

4.  Form and Timing of Payment of Performance Share Units.  Payment of earned Performance Share Units shall be made as soon as practicable but in no event after March 31 of the calendar year following the calendar year of the close of the applicable Performance Period.  Subject to the Plan, the Committee, as that term is defined in the Plan, has authorized that the future payment of any earned Performance Share Units shall be made 100% in Shares.  The Company will withhold from any such payout Shares having a value equivalent to the amount needed to satisfy the minimum statutory tax withholding requirements of the Company or its Subsidiary in the appropriate taxing jurisdiction.

5.  Voting Rights and Dividends.  During the Performance Period and until the date of payment of Performance Share Units as provided for in Section 4, the Participant will not have voting rights with respect to the Performance Share Units.  During the Performance Period and until and including the date of payment of Performance Share Units as provided in Section 4, the Participant shall receive all dividends, dividend equivalents and other distributions paid with respect to the number of shares of Common Stock of the Company equal to the number of Performance Share Units granted under this Award.  Any such payment of dividend, dividend equivalent or other distribution will be made on one of the Participant’s next two regular paydays following the specified record date.

6.  Termination of Employment Due to Death, Disability, or Retirement.  In the event the employment of a Participant is terminated by reason of death, Disability, or Retirement (as such terms are defined in the Plan) during the Performance Period, the Participant or the Participant’s beneficiary or estate, as the case may be, shall be entitled to receive a prorated payment of the Performance Share Units.  The prorated payment shall be determined by the Committee, in its discretion, based on the number of full months of the Participant’s employment during the Performance Period, in relation to the total number of months in the Performance Period, and shall further be adjusted based on the achievement of the pre-established performance goals set forth in Section 3.

Payment of Performance Share Units shall be made at the time specified by the Committee in its discretion.  Notwithstanding the foregoing, with respect to a Participant who retires during the Performance Period, payments shall be made at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period as set forth in Section 4.

7.  Termination of Employment for Other Reasons.  In the event that the Participant terminates employment with or Board membership of the Company for any reason other than those reasons set forth in Section 6, or in the event that the Company terminates the employment of the Participant with or without cause, all Performance Share Units awarded to the Participant under this Award Agreement shall be forfeited by the Participant to the Company; provided, however, that in the event of a termination of the employment of the Participant by the Company without cause, the Committee, in its discretion, may waive such automatic forfeiture provision and pay out on a pro rata basis in accordance with Section 6.

8.  Change in Control.  In the event of a Change in Control as defined in the Plan, during the Performance Period, the Target Number of Performance Share Units shall become payable in full and such payment shall be made within twenty-five (25) calendar days following the date of the Change in Control.  The Committee, in its discretion, may make such payment of the Target Number of Performance Share Units in the form of cash or in shares (or in a combination thereof).  The number of Shares to be issued, if any, shall be equal to the number of earned Performance Share Units designated by the Committee to be paid in Shares.  The amount of cash to be paid if any shall be equal to the Fair Market Value, as defined in the Plan, of a share of the Common Stock of the Company as of the date of the Change in Control multiplied by the number of Performance Share Units designated by the Committee to be paid in cash.

9.  Nontransferability.  Performance Share Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, except as otherwise determined by the Committee and provided in this Award Agreement, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

10.  Adjustments in Authorized Shares.  The Committee shall have the sole discretion to adjust the number of Performance Share Units awarded pursuant to this Award Agreement, in accordance with the Plan.

11.  Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.  The Company’s power and right to withhold includes the right to withhold Shares with a value equivalent to the amount needed to satisfy the minimum statutory tax withholding requirements of the Company, its Subsidiary, or affiliate in the appropriate taxing jurisdiction.

12.  Share Withholding.  With respect to withholding required upon any other taxable event arising as a result of Awards granted hereunder, the Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Performance Share Units having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction.  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

13.  Covenant Not to Compete.  Without the consent of the Company, the Participant shall not, directly or indirectly, at any time during the Participant’s employment with the Company or any of its Subsidiaries, and for a period of eighteen (18) months following the termination of Participant’s employment with the Company and its Subsidiaries for any reason, be associated or in any way connected as an owner, investor, partner, director, officer, employee, agent, or consultant with any business entity directly engaged in the production and/or sale of products competitive with any material product, offering or business of the Company or any of its Subsidiaries; provided, however, that the Participant shall not be deemed to have breached this undertaking if his sole relation with such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than two percent (2%) of such entity’s outstanding equity interest, and the class of equity in which the Participant holds an interest is listed and traded on a broadly recognized national or regional securities exchange; provided, further, that in the event that Participant’s employment with the Company or any of its Subsidiaries terminates for reasons related to a change in control, this restriction shall not apply.  A Participant’s investment in another business entity shall not be deemed to be directly competitive with the Company’s operations or otherwise prohibited if: (a) it was known to the independent directors at the time the Participant commenced work with the Company; (b) reviewed and approved by disinterested independent directors; or (c) of a passive, minority investment nature and the disinterested independent directors have determined that the activities undertaken by such other business entity are not directly in competition with the Company as there are no corporate opportunities that are being taken from the Company by virtue of the Participant’s investment.

The Participant acknowledges that: (a) the services to be performed by him for the Company are of a special, unique, unusual, extraordinary, and intellectual character; (b) the business of the Company and its subsidiaries is worldwide in scope and its business opportunities are located throughout the world; (c) the Company and its Subsidiaries and affiliates compete with other businesses that are or could be located in any part of the world; and (d) the provisions of this Section 13 are reasonable and necessary to protect the Company’s business.

If any covenant in this Section 13 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Participant.

The period of time applicable to any covenant in this Section 13 will be extended by the duration of any violation by the Participant of such covenant.

For so long as while the covenants under this Section 13 are in effect, the Participant will give notice to the Company of the identity of the Participant’s new employer, within two business days after accepting any other employment.  The Company may notify such employer that the Participant is bound by this Award Agreement and, at the Company’s election, furnish such employer with a copy of this Award Agreement or relevant portions thereof.

The Company specifically acknowledges that Participant is providing the services of a chief financial officer on a contract basis and that Participant is engaged in the business of providing finance, tax, and accounting services to other companies in the oil and gas industry, which companies may be involved in exploration and production activities in regions near or proximate to the Company.  Participant has previously disclosed to the Company the nature and extent of his and his firm’s activities and the

Company’s independent and disinterested directors have determined that Participant’s activities are not covered by this Section 13.

14.  Disclosure of Confidential Information.  Without the consent of the Company, the Participant shall not disclose to any other person Confidential Information, as defined below, concerning the Company or any of its Subsidiaries or affiliates, or the Company’s or any of its Subsidiaries’ trade secrets of which the Participant has gained knowledge during his employment with the Company.  Any trade secrets of the Company or any of its subsidiaries or related or affiliated companies or joint ventures will be entitled to all of the protections and benefits under the Uniform Trade Secrets Act (Article 74 of the Colorado Statutes), Section 18-4-408 of the Colorado Statutes, and any other applicable law.  If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Award Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Award Agreement.  The Participant hereby waives any requirement that the Company submits proof of the economic value of any trade secret or posts a bond or other security.  None of the foregoing obligations and restrictions apply to any part of the Confidential Information that the Participant demonstrates was or became generally available to the public other than as a result of a disclosure by the Participant.

For purposes of this Award Agreement, Confidential Information shall include any and all information concerning the business and affairs of the Company or any of its Subsidiaries or affiliates which is not generally available to others, would be considered to be information proprietary to the Company or any of its Subsidiaries, or that is a trade secret within the meaning of the Uniform Trade Secrets Act (Article 74 of the Colorado Statutes), Section 18-4-408 of the Colorado Statutes, and any other applicable law.

15.  Nonsolicitation.  Without the written consent of the Company, the Participant shall not, at any time during Employment and for a period of eighteen (18) months following the termination of Participant’s employment with the Company and its Subsidiaries or affiliates for any reason (a) employ or retain or arrange to have any other person, firm, or other entity employ or retain or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company or its Subsidiaries; or (b) solicit or arrange to have any other person, firm, or other entity solicit or otherwise participate in the solicitation of business from any entity that was a customer of the Company or any of its Subsidiaries or affiliates during the time of the Participant’s employment, whether or not the Participant had personal contact with such person; provided, further, that in the event that Participant’s employment with the Company or any of its Subsidiaries terminates for reasons related to a change in control, this restriction shall not apply.

16.  Injunctive Relief and Additional Remedy; Essential and Independent Covenants.

The Participant acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Award Agreement (including any provision of Sections 13, 14, and 15) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy.  Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Award Agreement, and the Company will not be obligated to post bond or other security in seeking such relief.  Without limiting the Company’s rights under this Section 16 or any other remedies of the Company, if the Participant breaches any of the provisions of Sections 13, 14, or 15, the Company will have the right to cease making any payments otherwise due to the Participant under this Award Agreement.

The covenants by the Participant in Sections 13, 14, and 15 are essential elements of this Award Agreement, and without the Participant’s agreement to comply with such covenants, the Company would not have entered into this Award Agreement with the Participant.  The Company and the Participant have been afforded the opportunity to consult their respective counsel and have been advised or had the opportunity to obtain advice, in all respects concerning the reasonableness and propriety of such covenants (including, without limitation, the time period of restriction and the geographical area of restriction set forth in Section 13), with specific regard to the nature of the business conducted by the Company and its Subsidiaries and related or affiliated companies or joint ventures.  The Participant’s covenants in Sections

13, 14, and 15 are independent covenants and the existence of any claim by the Participant against the Company under this Award Agreement or otherwise, will not excuse the Participant’s breach of any covenant in Sections 13, 14, or 15.

If this Award Agreement or the Participant’s employment with the Company and its Subsidiaries or affiliates expires or is terminated, this Award Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Participant in Sections 13, 14, 15, and 16.

17.  Beneficiary Designation.  The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Beneficiary Designation (name, address, and relationship):

Name:

Address:

Relationship:

18.  Administration.  This Award Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.  Any inconsistency between the Award Agreement and the Plan shall be resolved in favor of the Plan.  Any inconsistency between the Award Agreement and the administrative rules shall be resolved in favor of the administrative rules.  Any inconsistency between the administrative rules and the Plan shall be resolved in favor of the Plan.

19.  Continuation of Employment.  This Award Agreement is not an employment agreement, it shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.

20.  No Vested Right In Future Awards.  Participant acknowledges and agrees (by executing this Award Agreement) that the granting of Awards under this Award Agreement are made on a fully discretionary basis by the Committee and that this Award Agreement does not lead to a vested right to further Awards in the future.  Further, the Awards set forth in this Award Agreement constitute a non-recurrent benefit and the terms of Award Agreement are only applicable to the Awards distributed pursuant to this Award Agreement.

21.  Severability.  In the event that any provision of this Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Award Agreement, and this Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

22.  Miscellaneous.  With the approval of the Board, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way materially impairs the Participant’s rights under this Award Agreement, without the Participant’s written approval.

This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

All obligations of the Company under the Plan and this Award Agreement, with respect to the Performance Share Units granted hereunder, shall be binding (i) on the Company and on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company; and (ii) on the Participant and his or her heirs and legal representatives.

Each of the terms of this Award Agreement is deemed severable in whole or in part, and if any term or provision, or the application thereof, in any circumstance should be illegal, invalid or unenforceable, the remaining terms and provisions will not be affected thereby and will remain in full force and effect.

To the extent not preempted by federal law, this Award Agreement is deemed to have been made and entered into in the State of Colorado and in all respects the rights and obligations of the parties will be governed by, and construed and enforced in accordance with, the laws of the State of Colorado without regard to the principles of conflict of laws.  Any and all lawsuits, legal actions or proceedings against either party arising out of this Award Agreement will be brought in Denver County, Colorado or federal court of competent jurisdiction sitting nearest to Denver, Colorado, and each party hereby submits to and accepts the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding.  Each party irrevocably waives any objection it may now have or hereinafter have to this choice of venue of any suit, legal action or proceeding in any such court and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be executed effective as of            , 2005.

Teton Energy Corporation

By:
Name:
Title:

Participant